Exhibit 99.1

Voya Financial Announces Fourth Quarter and Full Year 2015 Results

Board of Directors Authorizes an Additional $700 Million of Share Repurchases

NEW YORK, February 10, 2016 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the fourth quarter and full year 2015.

•	4Q 2015 operating earnings of $0.91 per diluted share, after-tax

•	Excluding DAC/VOBA and other intangibles unlocking, after-tax operating earnings were $0.82 per diluted share

•	4Q 2015 net loss available to common shareholders of $0.49 per diluted share

•

Reflects Closed Block Variable Annuity (CBVA) segment (which is in run-off and not included in operating earnings) loss of $0.95 per diluted share, after-tax – the CBVA segment is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on regulatory and rating agency capital resources, creating an accounting asymmetry for U.S. GAAP accounting

•

Includes non-operating loss of $0.30 per diluted share, after-tax, due to the previously announced sale via reinsurance of an in-force block of term life insurance policies, which closed during the quarter

•	Segment results for 4Q 2015 include:

•	Positive net flows in Retirement and Annuities

•	Investment Management operating margin of 32.7%, excluding results from investment capital

•	Favorable Individual Life mortality experience due to lower frequency

•	In Employee Benefits, loss ratio for Stop Loss better than expected annual range of 77-80%; Group Life loss ratio within the expected annual range

•	CBVA hedge program continued to protect regulatory and rating agency capital

•	Full year 2015 operating earnings of $2.92 per diluted share, after-tax

•	Excluding impact of DAC/VOBA and other intangibles unlocking, after-tax operating earnings were $3.12 per diluted share

•	Full year 2015 net income available to common shareholders of $1.80 per diluted share

•	Adjusted Operating Return on Equity for the Ongoing Business (“Adjusted Operating ROE”) of 12.1% for the twelve months ended December 31, 2015

•	Total assets under management (AUM) of $271 billion; total AUM and administration of $452 billion as of December 31, 2015

•	$250 million of share repurchases in 4Q 2015; $1.5 billion in full-year 2015

Fourth Quarter 2015

Fourth quarter 2015 after-tax operating earnings1,2 were $196 million, or $0.91 per diluted share, compared with $245 million, or $0.99 per diluted share in the fourth quarter of 20143. The following items primarily accounted for this change:

•	$24 million, after-tax, of lower adjusted operating earnings from the Ongoing Business;

•	$25 million, after-tax, higher operating loss in the Corporate segment, reflecting spending on the company’s strategic investment program;

•	$13 million, after-tax, gain on reinsurance recapture realized in the fourth quarter of 2014; and

•

$19 million, or $0.09 per diluted share, after-tax, of positive DAC/VOBA and other intangibles unlocking compared with $6 million, or $0.02 per diluted share, after-tax, of positive DAC/VOBA and other intangibles unlocking in the fourth quarter of 2014.

Fourth quarter 2015 net loss available to common shareholders was $107 million, or $0.49 per diluted share, compared with net income available to common shareholders of $1,379 million, or $5.60 per diluted share in the fourth quarter of 20143. The year-over-year change was primarily due to a $1,622 million gain resulting from the release of a tax valuation allowance in the fourth quarter of 2014. Net income available to common shareholders includes the effect of the company’s CBVA hedge program – which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility – as well as net investment gains and losses, among other items.

Full Year 2015

Full year 2015 after-tax operating earnings1,2 were $665 million, or $2.92 per diluted share, compared with $800 million, or $3.14 per diluted share in 20144. The following items primarily accounted for this change:

•	$24 million, after-tax, of lower adjusted operating earnings from the Ongoing Business;

•

$65 million, after-tax, higher operating loss in the Corporate segment, reflecting spending on the company’s long-term strategic investment program, which is focused on driving future growth and cost savings;

•	$13 million, after-tax, gain on reinsurance recapture realized in 2014; and

•

$46 million, or $0.20 per diluted share, after-tax, of negative DAC/VOBA and other intangibles unlocking compared with $14 million, or $0.06 per diluted share, after-tax, of negative DAC/VOBA and other intangibles unlocking in 2014.

[1]	Voya Financial assumes a 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items for both 2014 and 2015. Net income (loss) available to common shareholders reflects the actual effective tax rate.
[2]	Operating earnings, Ongoing Business operating earnings, Ongoing Business adjusted operating earnings, and Ongoing Business adjusted operating return on equity are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided in the tables that accompany this release and in the Quarterly Investor Supplement.
[3]	For the three months ended December 31, 2015 and 2014, weighted-average fully diluted common shares outstanding were 216.0 million and 246.4 million, respectively.
[4]	For the twelve months ended December 31, 2015 and 2014, weighted-average fully diluted common shares outstanding were 227.4 million and 255.1 million, respectively.

Full year 2015 net income available to common shareholders was $408 million, or $1.80 per diluted share, compared with $2,295 million, or $9.00 per diluted share in 20144. The year-over-year change was primarily due to a $1,835 million gain associated with the tax valuation allowance release in 2014.

Fourth Quarter Ongoing Business Results

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate and closed block segments, including CBVA, are not reflected in Ongoing Business results.

	Three months ended December 31,
($ in millions, before income taxes)	2015	2014
Ongoing Business operating earnings	$369	$422
Less: Gain on reinsurance recapture	—	20
Less: DAC/VOBA and other intangibles unlocking	28	9

Ongoing Business adjusted operating earnings	$341	$393

Ongoing Business adjusted operating earnings before income taxes were $341 million, compared with $393 million in the fourth quarter of 2014. The following items primarily accounted for this decrease:

•

Lower fee-based margin ($26 million negative variance) primarily due to lower separate account assets in Retirement, lower AUM in Investment Management, the non-renewal of certain recordkeeping clients in Retirement, and a reversion of Investment Management performance fees in-line with expectations following significant outperformance in the prior year;

•	Lower underwriting gain and other revenue ($17 million negative variance) driven by unusually favorable Employee Benefits loss ratios in the fourth quarter of 2014; and

•	Lower administrative expenses ($4 million positive variance) and higher DAC/VOBA and other intangible amortization ($3 million negative variance).

“During 2015, we continued to execute on more than 20 growth, margin, and capital initiatives to drive greater value for our customers and our shareholders, and we remain on track to achieve our Adjusted Operating ROE target of 13.5% to 14.5% by 2018,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “In addition to achieving several positive results across our businesses in the fourth quarter, such as positive net flows in both Retirement and Annuities, our CBVA hedge program once again protected regulatory and rating agency capital from market movements. At the same time, we continued to provide significant value to shareholders, in part through the use of approximately $1.5 billion of excess capital during 2015 to repurchase our shares. With our board having increased our share repurchase authorization by $700 million, we will continue to be both prudent and opportunistic in repurchasing our shares in 2016.

“We have built a solid foundation for future growth at Voya, including a strong product portfolio, new digital tools to help our customers meet their retirement needs, and broad reach through multiple distribution channels. Moving forward, we will continue to execute on our initiatives to profitably grow our businesses and deliver on our value proposition of helping Americans plan, invest, and protect their savings – to get ready to retire better.”

Fourth Quarter 2015 Summary

•	Retirement and Investment Solutions accounted for approximately 65% of Ongoing Business adjusted operating earnings before income taxes

•	Retirement net inflows of $557 million

•	Investment Management operating margin of 32.7%, excluding results from investment capital; net outflows of $0.9 billion, excluding $0.7 billion in variable annuity outflows

•	Completed sale via reinsurance of a block of term life policies in Individual Life

•	Employee Benefits loss ratios of 78.7% for Group Life[5] and 75.9% for Stop Loss compared with expected annual loss ratio of 77-80%

•	Total AUM of $271 billion and total assets under management and administration of $452 billion

•	Estimated combined risk-based capital (RBC) ratio of 485%[6], which is above the company’s target of 425%

•	Debt-to-capital ratio excluding accumulated other comprehensive income (AOCI) of 22.5%

•	Book value per share (excluding AOCI) of $57.44[7]

[5]	Loss ratio for Group Life is interest adjusted.
[6]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[7]	Book value per share (excluding AOCI) is a non-GAAP financial measure. For a reconciliation to the most comparable U.S. GAAP measure, see the tables accompanying this press release.

	Three months ended December 31,
($ in millions, except per share amounts)	2015	2014	% Change
Operating earnings before income taxes by segment
Retirement	$137	$150	(9)%
Annuities	63	65	(3)
Investment Management	42	47	(11)
Individual Life	103	103	—
Employee Benefits	24	57	(58)

Ongoing Business	$369	$422	(13)%
Corporate	(83)	(48)	(73)
Closed Block Other	2	3	(33)

Total operating earnings before income taxes	$288	$377	(24)%

Total operating earnings, after-tax*	$196	$245	(20)%
Closed Block Variable Annuity, after-tax*	(206)	(206)	—
Net investment gains (losses), after-tax*	(39)	27	NM
Other, after-tax**	(66)	(343)	NM
Difference between actual tax (expense) benefit and assumed tax rate	8	1,656	NM

Net income (loss) available to common shareholders	$(107)	$1,379	NM

Operating earnings per diluted share	$0.91	$0.99	(8)%
Net income (loss) per diluted share	$(0.49)	$5.60	NM
Fully diluted weighted average shares outstanding (in millions)	216.0	246.4

*	Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.
**	Other, after-tax consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations; certain expenses and deal incentives related to the divestment of Voya Financial by ING Group; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).

NM	= Not Meaningful

Ongoing Business Segment Discussions

The following discussions compare the fourth quarter of 2015 and 2014 unless otherwise noted. All figures are presented before income taxes.

Retirement

Higher Investment Spread Offset by Lower Fee-Based Margin and Higher Administrative Expenses

	Three months ended December 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$137	$150
Less: DAC/VOBA and other intangibles unlocking	12	5

Adjusted operating earnings	$126	$145

Retirement adjusted operating earnings were $126 million, compared with $145 million in the fourth quarter of 2014. The following items primarily accounted for this decrease:

•

Lower fee-based margin ($16 million negative variance) primarily due to lower fees resulting from market volatility during the fourth quarter of 2015, which resulted in customer transfers from variable to fixed investment accounts, as well as the non-renewal of some recordkeeping and full service clients and the departure of several defined benefit (DB) plans as a result of Voya’s exit from the DB administration business;

•

Higher investment spread and other income ($4 million positive variance) mostly due to higher prepayment income and higher volume resulting from customer transfers from variable to fixed investment accounts, partially offset by lower alternative income and lower investment yields due to continued low interest rates;

•	Lower underwriting income ($3 million negative variance) largely due to market value adjustments; and

•	Higher administrative expenses ($3 million negative variance) primarily related to initiatives to support future earnings growth and higher trail commissions ($1 million negative variance).

Retirement net flows were $557 million, compared with net outflows of $202 million in the fourth quarter of 2014 and net outflows of $1.1 billion in the third quarter of 2015. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $111 billion, up from $107 billion as of September 30, 2015 due to equity market improvement and favorable net flows, and up slightly from $110 billion as of December 31, 2014.

Annuities

Continued Positive Net Flows; Increased Amortization Expense

	Three months ended December 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$63	$65
Less: DAC/VOBA and other intangibles unlocking	11	(1)

Adjusted operating earnings	$52	$66

Annuities adjusted operating earnings were $52 million, compared with $66 million in the fourth quarter of 2014. The following items primarily accounted for this decrease:

•

Higher DAC/VOBA and other intangibles amortization ($9 million negative variance) primarily related to higher gross profits on prepayments and a higher amortization rate due to assumption updates made during the third quarter of 2015;

•	Higher trail commissions ($4 million negative variance) and administrative expenses ($2 million negative variance) due in part to distribution and technology expenses to support higher sales volume;

•	Lower underwriting income ($2 million negative variance) primarily driven by less favorable mortality;

•	Higher fee-based margin ($2 million positive variance) primarily due to higher average AUM; and

•

Higher investment spread and other income ($1 million positive variance) primarily due to lower credited interest and higher prepayment income, partially offset by lower alternative income and lower investment yields due to continued low interest rates.

Net inflows were $53 million as net inflows of $104 million in investment-only products and $198 million in fixed indexed annuities were partially offset by net outflows of $198 million in fixed rate annuities and $52 million in income annuities.

Annuities AUM totaled $27.0 billion as of December 31, 2015, up from $26.7 billion as of September 30, 2015 and December 31, 2014. AUM for investment-only products, which is included in total Annuities AUM, was $4.5 billion as of December 31, 2015, up from $4.3 billion as of September 30, 2015 and $4.1 billion as of December 31, 2014.

Investment Management

Lower Investment Capital and Fee-Based Margin Partially Offset by Lower Administrative Expenses

	Three months ended December 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$42	$47
Adjustments	—	—

Adjusted operating earnings	$42	$47

Investment Management adjusted operating earnings were $42 million, compared with $47 million in the fourth quarter of 2014. The following items primarily accounted for this decrease:

•	Lower fee-based margin ($11 million negative variance) primarily due to the fourth quarter of 2014 benefitting from higher performance fees;

•	Lower administrative expenses ($11 million positive variance) primarily due to lower compensation-related expenses; and

•	Lower investment capital and other investment income ($4 million negative variance) primarily due to changes in the value of alternative investments.

Investment Management Operating Margin

	4Q 2015	3Q 2015	4Q 2014
Operating Margin	28.7%	29.9%	28.8%
Operating Margin, excluding investment capital results	32.7%	29.7%	30.7%

The improvement in the operating margin excluding investment capital and other investment income in the fourth quarter of 2015 compared with the fourth quarter of 2014 was largely due to lower administrative expenses partially offset by lower performance fees. Compared with the third quarter of 2015, the fourth quarter of 2015 benefitted from both higher performance fees and lower administrative expenses.

Investment Management Net Flows

($ in billions)	4Q 2015	3Q 2015	4Q 2014
Investment Management and Affiliate Sourced Net Flows	$(0.9)	$(2.5)	$0.2
Sub-Advisor Replacements	0.0	1.4	0.8
VA Net Flows	(0.7)	(0.8)	(1.2)

Total	$(1.6)	$(1.9)	$(0.2)

During the fourth quarter of 2015, Investment Management and Affiliate Sourced net outflows resulted in large part from lower mutual fund net flows, lower institutional sales, and certain non-performance driven portfolio reallocation decisions by several institutional customers. In addition, there were approximately $0.7 billion of variable annuity net outflows for the funds managed by Investment Management and no sub-advisor replacements in the fourth quarter of 2015.

Third-party8 inflows were $3.4 billion, compared with $5.6 billion of inflows in the fourth quarter of 2014 and $6.2 billion of inflows in the third quarter of 2015. Third-party AUM totaled $123 billion as of December 31, 2015, down from $129 billion as of December 31, 2014, and up from $122 billion as of September 30, 2015.

Individual Life

Higher Underwriting Income, Partially Offset by Higher Trail Commissions due to Increased Indexed Universal Life Sales

	Three months ended December 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$103	$103
Less: Gain on reinsurance recapture	—	20
Less: DAC/VOBA and other intangibles unlocking	6	6

Adjusted operating earnings	$97	$78

[8]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Individual Life adjusted operating earnings were $97 million, compared with $78 million. The following items primarily accounted for this increase:

•

Higher underwriting income ($11 million positive variance) primarily driven by a $21 million favorable reserve refinement related to indexed universal life products, partially offset by slightly less favorable net mortality compared with unusually favorable mortality experience in the fourth quarter of 2014;

•	Lower amortization of intangibles ($12 million positive variance) partly due to lower universal life gross profits;

•	Higher trail commissions ($4 million negative variance) driven by higher sales of indexed universal life products;

•	Lower administrative expenses ($2 million positive variance); and

•	Lower investment spread ($2 million negative variance) primarily driven by lower alternative income and lower investment yields due to the continued low interest rate environment.

Total life sales were $30 million, $24 million (or 78%) of which were indexed life sales. This compares with fourth quarter 2014 total life sales of $24 million, $13 million (or 52%) of which were indexed life sales.

Employee Benefits

Revenue Growth Offset by Higher, but Favorable Loss Ratios

	Three months ended December 31,
($ in millions, before income taxes)	2015	2014
Operating earnings	$24	$57
Less: DAC/VOBA and other intangibles unlocking	—	—

Adjusted operating earnings	$24	$57

Employee Benefits adjusted operating earnings were $24 million, compared with $57 million. The following items primarily accounted for this decrease:

•

Lower net underwriting income ($22 million negative variance) as a result of an unusually favorable loss ratio for Stop Loss in the fourth quarter of 2014, partially offset by 14% growth in in-force premiums; and

•	Higher trail commissions ($6 million negative variance) and higher administrative expenses ($5 million negative variance) due to higher volume-driven and staff costs associated with growth.

The loss ratio for Group Life was 78.7%, compared with 72.2% in the fourth quarter of 2014. The loss ratio for Stop Loss was 75.9%, compared with 61.9% in the fourth quarter of 2014. The expected annual loss ratio range for Group Life and Stop Loss is 77-80%.

Employee Benefits sales were $32 million, flat compared with the fourth quarter of 2014.

CBVA and Corporate

CBVA

CBVA had a net loss before income taxes of $317 million in the fourth quarter of 2015, including a loss of $157 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor. The fourth quarter of 2014 had a net loss before income taxes of $317 million, including a gain of $152 million due to changes in the fair value of guaranteed benefit derivatives related to nonperformance risk.

The CBVA segment contains variable annuity products with substantial guarantee features, which are in run-off. CBVA is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on capital resources. As U.S. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, the CBVA hedge program can create earnings volatility for U.S. GAAP financial statements.

In the fourth quarter of 2015, an increase in interest rates and favorable changes in implied volatility led to lower losses than were experienced in the fourth quarter of 2014, although this effect was partially offset by the negative impact of equity markets, which increased more strongly during the fourth quarter of 2015 than in the prior year period. This reflects the accounting asymmetry associated with the CBVA hedge program.

During the fourth quarter of 2015, the hedge program resulted in a net gain to regulatory surplus as a result of the difference between the decrease in reserves and hedge resources related to equity market movements.

The retained net amount at risk for CBVA living benefit guarantees was $5.2 billion as of December 31, 2015, down from $5.8 billion at September 30, 2015, primarily driven by favorable equity and interest rate markets during the quarter. Voya had estimated available resources of $5.7 billion as of December 31, 2015 for CBVA.

Corporate

Corporate operating losses were $83 million, compared with losses of $48 million in the fourth quarter of 2014, primarily due to $35 million of expenses from the company’s strategic investment program and incremental interest expense related to contingent capital.

Share Repurchases

During the fourth quarter of 2015, Voya repurchased 6,258,290 shares of its common stock at an average price per share of approximately $39.97 for an aggregate purchase price of approximately $250 million. In 2015, Voya repurchased 34,348,043 shares of its common stock at an average price per share of approximately $43.39 for an aggregate purchase price of approximately $1,490 million.

Additional Share Repurchase Authorization

Voya Financial announced today that its board of directors has increased the amount of the company’s common stock authorized for repurchase under the company’s share repurchase program by an additional $700 million. Including this additional $700 million authorization, the aggregate amount currently available under the company’s share repurchase authorization is approximately $702 million. Under its share repurchase program, the company may, from time to time, purchase shares of its common stock through various means, including open market transactions, privately negotiated transactions, forward, derivative, accelerated repurchase, or automatic repurchase transactions, or tender offers. The additional $700 million share repurchase authorization expires on December 31, 2016 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, February 10, 2016 at 10:00 a.m. ET to discuss the company’s fourth quarter 2015 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1:00 p.m. ET on February 10, 2016.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $452 billion in total assets under management and administration as of December 31, 2015. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement CompanyTM. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the World’s Most Ethical Companies, by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com or view the company’s 2014 annual report. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

We use operating earnings, which consists of operating revenues minus operating benefits and expenses, to evaluate segment performance. We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•

Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•

Net guaranteed benefit hedging gains (losses), which include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

•	Income (loss) attributable to non-controlling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•

Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S.

Our CBVA segment is managed to focus on protecting regulatory and rating agency capital rather than U.S. GAAP earnings and, therefore, we do not include its results of operations within operating earnings before income taxes. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) net gains from a distribution of cash in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, (3) losses on certain receivables associated with the previously disposed low-income housing tax credit partnerships, (4) a gain on a reinsurance recapture in the fourth quarter of 2014, and (5) Interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement, loss from the disposition of low-income housing tax credit partnerships, and gain on reinsurance recapture affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Blocks and Corporate segments.

The most directly comparable U.S. GAAP measure to operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes, is in each case income (loss) before income taxes. For a reconciliation of each of these non-GAAP measures to income (loss) before income taxes, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period to period comparability.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•

Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee based margin consists primarily of fees earned on AUM, AUA, and transaction based recordkeeping fees.

•

Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•

For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2015 Annual Report on Form 10-K, which the company expects to file with the Securities and Exchange Commission on or before February 29, 2016.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, including those relating to the use of and possible application of NAIC accreditation standards to captive reinsurance entities and those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or the U.S. Department of Labor’s proposed rules and exemptions pertaining to the fiduciary status of providers of investment advice, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended December 31, 2015, which the company expects to file with the Securities and Exchange Commission on or before February 29, 2016.

Calculation and Reconciliation of Return on Equity and Return on Capital - Trailing Twelve Months

($ in millions, unless otherwise indicated)	Twelve Months ended December 31, 2015	Twelve Months ended September 30, 2015
GAAP Return on Equity
Net income (loss) available to Voya Financial, Inc.’s common shareholders	$408.3	$1,893.9
Voya Financial, Inc. shareholders’ equity: end of period	$13,436	$14,286
Voya Financial, Inc. shareholders’ equity: average for period	$15,019	$15,402

GAAP Return on Equity	2.7%	12.3%
Ongoing Business Adjusted Operating Return on Capital and Adjusted Operating Return on Equity
Ongoing Business adjusted operating earnings before income taxes	$1,281.8	$1,334.0
Income taxes on adjusted operating earnings (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(410.3)	(438.8)

Ongoing Business adjusted operating earnings after income taxes	871.5	895.2
Interest expense after-tax[1]	(82.1)	(81.1)

Ongoing Business adjusted operating earnings after income taxes and interest expense	$789.4	$814.1

End of period capital for Ongoing Business	$8,377	$8,643
Average capital for Ongoing Business	$8,697	$8,795
Average debt (based on 25% debt-to-capital ratio)	$(2,175)	$(2,199)

Average equity for Ongoing Business	$6,522	$6,596

Adjusted Operating Return on Capital for Ongoing Business [2]	10.0%	10.2%
Adjusted Operating Return on Equity for Ongoing Business [1,2]	12.1%	12.3%

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Trailing Twelve Months

($ in millions)	Twelve Months ended December 31, 2015	Twelve Months ended September 30, 2015
Ongoing Business adjusted operating earnings before income taxes	$1,281.8	$1,334.0
DAC/VOBA and other intangibles unlocking	(67.5)	(86.4)
Gain on reinsurance recapture	—	20.0

Operating earnings before income taxes for Ongoing Business	1,214.3	1,267.6
Corporate	(259.2)	(224.8)
Closed Block Other	22.4	23.2

Total operating earnings before income taxes	977.5	1,066.0
Income taxes (based on an assumed tax rate of 35% for 2014 and 32% for 2015)	(312.8)	(352.4)

Operating earnings, after-tax [3]	664.7	713.6
Closed Block Variable Annuity, after-tax [3]	(112.6)	(112.6)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	(54.1)	11.4
Other, after-tax [4]	(89.7)	1,281.5

Net income (loss) available to Voya Financial, Inc.’s common shareholders	408.3	1,893.9
Net income (loss) attributable to noncontrolling interest	130.3	124.9

Net income (loss)	$538.6	$2,018.8

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

($ in millions)	Three Months ended December 31, 2015	Three Months ended December 31, 2014
Ongoing Business adjusted operating earnings before income taxes	$340.6	$392.8
DAC/VOBA and other intangibles unlocking	27.9	9.0
Gain on reinsurance recapture	—	20.0

Operating earnings before income taxes for Ongoing Business	368.5	421.8
Corporate	(82.1)	(47.7)
Closed Block Other	2.0	2.8

Total operating earnings before income taxes	288.4	376.9
Income taxes (based on an assumed tax rate of 35% for 2014, 32% for 2015)	(92.3)	(131.9)

Operating earnings, after-tax [3]	196.1	245.0
Closed Block Variable Annuity, after-tax [3]	(206.2)	(206.2)
Net investment gains (losses) and related charges and adjustments, after-tax [3]	(38.8)	26.7
Other, after-tax	(57.9)	1,313.3

Net income (loss) available to Voya Financial, Inc.’s common shareholders	(106.8)	1,378.8
Net income (loss) attributable to noncontrolling interest	(53.6)	(59.0)

Net income (loss)	$(160.4)	$1,319.8

[1]	Assumes debt-to-capital ratio of approximately 25% and the actual weighted average pre-tax interest rate for all time periods presented.
[2]	Average capital and equity are calculated by taking the average of the quarterly capital and equity averages for the trailing four quarters.
[3]

Assumes 32% tax rate for 2015 and 35% tax rate for 2014 on all operating earnings and 35% on all non-operating items for both 2014 and 2015. These tax rates do not reflect the actual tax expense or benefit, including the benefit or expense from recognizing certain deferred tax assets.

[4]	The twelve months ended 12/31/15 and 09/30/15 include $13.7 million and $1,636.0, respectively, of decrease in tax valuation allowance.

Reconciliation of End of Period Capital for Ongoing Business to Shareholders’ Equity

($ in millions)	As of December 31, 2015	As of September 30, 2015
End of Period Capital for Ongoing Business	$8,377	$8,643
Closed Block Variable Annuity, Corporate, and Other Closed Blocks	$7,120	$7,083

End of Period Capital	$15,497	$15,726
Long -Term Debt	$(3,486)	$(3,486)

Voya Financial, Inc. shareholders’ equity excluding AOCI end of period	$12,011	$12,240
AOCI	$1,425	$2,046

Voya Financial, Inc. shareholders’ equity: end of period	$13,436	$14,286

Voya Financial

Reconciliation of Book Value Per Share

As of December 31, 2015
Book value per share, including AOCI	$64.26
Per share impact of AOCI	$(6.82)

Book value per share, excluding AOCI	$57.44

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended December 31, 2015	Three Months Ended September 30, 2015	Three Months Ended December 31, 2014
Operating revenues	$147.9	$152.6	$163.4
Operating expenses	105.5	107.0	116.4

Operating earnings before income taxes	$42.4	$45.6	$47.0
Operating margin	28.7%	29.9%	28.8%
Operating revenues	$147.9	$152.6	$163.4
Less:
Investment Capital Results	(8.8)	0.4	(4.6)

Revenues excluding Investment Capital	156.7	152.2	168.0
Operating expenses	105.5	107.0	116.4

Operating earnings excluding Investment Capital	$51.2	$45.2	$51.6

Operating margin excluding Investment Capital	32.7%	29.7%	30.7%